UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2005

OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	001-15817 (Commission File Number)	35-1539838 (IRS Employer Identification No.)

One Main Street
Evansville, Indiana 47708
(Address of Principal Executive Offices, including Zip Code)

(812) 464-1294
(Registrant's Telephone Number, Including Area Code)
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Item 1.01. Entry into a Material Definitive Agreement.

On October 17, 2005, the Compensation and Management Development Committee of the Board of Directors of Old National Bancorp (the "Company") approved the accelerated vesting of all unvested options outstanding under the Company's 1999 Equity Incentive Plan effective immediately. These options would have vested through February 1, 2007.

The primary purpose of the accelerated vesting is to minimize the Company's non-cash compensation expense associated with these options upon adoption of FASB Statement No. 123(R) (Share-Based Payment) in January of 2006. The Company estimates that approximately $1.3 million, net of taxes, of compensation expenses in 2006 and approximately $0.1 million, net of taxes, of compensation expenses in 2007 will be eliminated as a result of the acceleration of vesting.

A copy of the Company's press release announcing this decision is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01. Other Events.

On October 17, 2005, the Compensation and Management Development Committee of the Board of Directors of the Company established stock ownership guidelines for directors and the nine members of the Company's Executive Leadership Group. These guidelines are designed to align the executive management and shareholder interests and encourage long term stock ownership in the Company.

These guidelines provide that, by the end of 2010, the Company's Executive Leadership Group must attain an investment position in Company stock equal to a multiple of three to five times of their base salary and the non-employee members of the Company's Board of Director's must attain an investment position in Company stock of at least $100,000.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is furnished herewith:

99.1 Press Release issued by Old National Bancorp on October 21, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp
(Registrant)

Date: October 21, 2005

By: /s/ Christopher A. Wolking
Christopher A. Wolking
Executive Vice President and Chief Financial Officer